                                                                   EXHIBIT 10.52


*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. CONFIDENTIAL PORTIONS HAVE BEEN
 OMITTED AND HAVE BEEN FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION.

                       * CONFIDENTIAL TREATMENT REQUESTED

                            DISTRIBUTORSHIP AGREEMENT


      This Agreement is made as of the 26th day of January, 2000 by and between Implant Sciences Corporation, a corporation organized under the laws of the Commonwealth of Massachusetts, with an office at 107 Audubon Road #5, Wakefield, Massachusetts 01880 (hereinafter called "Manufacturer") and MED-TEC Iowa, Inc., a corporation organized under the laws of Iowa, with its principal office at 1401 8th Street, Orange City, Iowa 51041 (hereinafter called "Distributor").

      WHEREAS, Distributor is in the business of marketing and distributing products manufactured by various manufacturers and wishes to act as the exclusive distributor of the Product (as hereinafter defined) within or into the Territory (as hereinafter defined);

      NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

      1.    Appointment of Distributor.

            1.1 Appointment of Distributor. Subject to the terms and conditions of this Agreement, Manufacturer appoints Distributor, and Distributor agrees to act as, the exclusive distributor of the Product in or into the Territory for the term of this Agreement. As used herein, "Product" means Implant Sciences I-Plant Iodine-125 Brachytherapy Seeds, which are indicated for temporary or permanent interstitial or intracavity implantation or surface application to treat selected localized tumors, can be used either as primary treatment (such as for prostate cancer or unresectable tumors) or as treatment for residual disease after excision of primary or recurrent tumors, and may be used concurrently with, or following treatment with, other interventions, such as external beam therapy, hyperthermia or chemotherapy; tumors of the head, neck, lung, pancreas, prostate and other accessible tumors are commonly treated, as such above-referenced seeds may be improved or enhanced during the term of this Agreement provided that regulatory approvals are obtained. As used herein, "Territory" means the fifty states of the United States of America, the District of Columbia, and Puerto Rico. Manufacturer represents and warrants that as of the date of execution of this Agreement, no person other than Distributor has any rights to distribute the Product in or into the Territory. *


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                       * CONFIDENTIAL TREATMENT REQUESTED
            *

            1.2 Exclusive U.S. Distributorship; Conditions Pertaining to Maintenance Thereof. Provided that Distributor complies with the minimum purchase requirements of Section 1.1, Manufacturer shall not directly or indirectly sell or distribute the Product to any person other than Distributor for sale in or into the Territory during the Start Up Period. * if Distributor fails to satisfy the foregoing exclusivity requirements (except in the case of a shortfall caused by Manufacturer's inability to provide Product), appoint other distributors without restriction, and sell Products to other distributors or to any person, corporation or other entity in the Territory, or, should Manufacturer wish to appoint a new exclusive distributor, terminate this Agreement as set forth in Section 14.1. Termination of Distributor's exclusivity or termination of the Agreement as set forth in this Section 1.2 shall be Manufacturer's sole remedy for Distributor's failure to purchase the Weekly Exclusivity Minimums. In the event of appointment of other distributors in the Territory in accordance with this Agreement, provided that Distributor continues to serve as a non-exclusive distributor of the Product, Manufacturer shall sell to Distributor Product at a price and on terms at least as favorable as the best price and term offered to the other distributors of the Product in the Territory.

            1.3 Responsibilities of Distributor. During the term of this Agreement, Distributor shall at Distributor's sole expense:


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                       *Confidential Treatment Requested


            (a) Faithfully and diligently use commercially reasonable efforts to promote, advertise, market, offer for sale and sell the Product in the Territory and reasonably cooperate with Manufacturer in maximizing sales of the Product in the Territory as well as servicing and satisfying customer demands and requests;

            (b) Giving due regard to Manufacturer's suggested procedures, for all Product sold by Distributor in the Territory, process customers' claims for replacement of Product pursuant to the applicable warranties;

            (c) Simultaneously with the execution of this Agreement, and on the first day of each calendar quarter thereafter, provide Manufacturer with a forecast of quantities by apparent activity strengths (as offered by the Manufacturer) of the Product to be ordered by Distributor for each week during the twelve month (12) month period commencing on the date of delivery of the applicable forecast. Beginning forty-five (45) days before the commencement of the Start Up Period, the following provision shall become applicable: *

            (d) Submit a draft of its sales and public relations materials relating to the Product to Manufacturer for Manufacturer's written approval prior to any disclosure or use of such material;

            (e) Undertake such education and instruction of physicians, patients and other third parties as may be necessary and appropriate in Distributor's reasonable judgment; and

            (f) Comply in all material respects with all laws applicable to Distributor relating to the sale of the Product in the Territory and, at its expense, verify that its customers are qualified in all material respects to purchase and receive the Product and have obtained all material consents, licenses and approvals necessary for the purchase and receipt of the Product, and provide information and documentation pertaining to the foregoing compliance and verification to Manufacturer on a regular and timely basis.


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                       *Confidential Treatment Requested

            1.4 Responsibilities of Manufacturer. During the term of this Agreement, Manufacturer, to assist Distributor in the marketing and distribution of the Product, shall at Manufacturer's sole expense:

            (a) Make reasonable efforts to invest sufficient capital to ensure production capacity adequate to meet Distributor's projected needs as set forth in this Agreement;

            (b) Manufacture and deliver Product pursuant to and in accordance with Distributor Non-Cancelable Orders, provide non-sterile packaging therefor, and ship such Product to Distributor's customers upon receipt of appropriate shipping instructions;

            (c) Provide technical advice and assistance to Distributor with respect to the marketing, distribution, and sale of the Product, including but not limited to access to a trained sales specialist designated for Distributor's account;

            (d)   Provide Distributor with appropriate sales leads;

            (e) Implement various sales promotion activities which may include media advertising, direct mail campaigns, trade show participation, for the purpose of generating leads for the Product;

            (f) Make available to Distributor collateral materials to be used in selling the Product;

             *

            (h) Exercise those efforts that it deems appropriate to protect its intellectual property rights from infringement and preserve the distributorship granted to Distributor hereunder.



      2. Trademarks. So long as this Agreement is in effect, and Distributor complies with all of Distributor's obligations hereunder, Distributor shall have the right to use Manufacturer's trademarks listed on Exhibit C (each a "Mark" and together the "Marks") in the Territory in connection with the marketing, sale and distribution of the Product. Distributor shall


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not use any Mark other than as specifically permitted by the immediately preceding sentence, shall not remove the Marks from any Product furnished by Manufacturer and shall not make any use of any Marks in connection with any goods or services other than the Product. So long as this Agreement is in effect and thereafter, Distributor shall not adopt, register or make any use of any trademark or brand name that is confusingly similar to any Mark. All rights in the Marks shall, at all times during the term of this Agreement and thereafter, be and remain the sole property of Manufacturer, and all goodwill and other benefits associated therewith are hereby assigned to, and shall inure to, Manufacturer. Distributor agrees to assist in the registration of the Marks in the Territory in the name of Manufacturer, in renewal and maintenance of such registration and in such recording of the Distributor as a registered user as the Manufacturer may reasonably request. Any costs incurred by Distributor in connection with such registration, maintenance and recording shall be at Manufacturer's expense.

      3. Purchase and Sale Requirements. Following notification that Manufacturer is ready to deliver Product, and commencing no later than ninety
(90) days following such notification, Distributor shall commence purchasing Product in accordance with Sections 1.1 and 1.2, as applicable. Manufacturer shall supply and Distributor shall pay for such Product.

      4. Distributor not Manufacturer's Agent. This Agreement shall not constitute Distributor as the agent or legal representative of Manufacturer for any purpose whatsoever, and Distributor shall not hold itself out as an agent of Manufacturer. This Agreement creates no relationship of joint venturers, partners, associates, employment or principal and agent between the parties, and both parties are acting as independent contractors. Distributor is not granted herein any right or authority to, and shall not attempt to, assume or create any obligation or responsibility for or on behalf of Manufacturer. Distributor and Manufacturer shall bear all of their own expenses for their respective operations, including, without limitation, the compensation of their employees and salesmen and the maintenance of their offices and other facilities and shall be solely responsible for their own employees and salesmen and for their acts and the things done by them.

      5. Terms of Orders and Sales.

            5.1 Terms to Govern. This Agreement shall govern all orders for Product by Distributor and sales of Product by Manufacturer to Distributor. Any different, conflicting or additional terms (other than terms as to quantities and proposed delivery dates) in any purchase order or other writing from Distributor or in any order acknowledgment or other writing from Manufacturer shall be of no force or effect unless they shall constitute a waiver, modification or amendment of this Agreement duly made in accordance with Section
16.6 or as specifically permitted by this Agreement.


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                       *Confidential Treatment Requested

            5.2 Orders. Distributor shall forward all purchase orders to Manufacturer at its head office. No order shall be final as to Manufacturer until accepted in writing by Manufacturer. Orders shall be deemed accepted unless rejected by Manufacturer in writing within ten (10) days of the date thereof. Provided that Distributor is in compliance with the terms and conditions of this Agreement (including, without limitation, the payment terms) and the Product ordered are available from Manufacturer on a timely basis, Manufacturer shall not reject Distributor's order. After acceptance of the Distributor's order, it shall not be subject to cancellation. All sales are final. No product will be accepted for return and no credit will be allowed on any product returned unless Manufacturer has granted prior written permission. Manufacturer and Distributor agree that end-user shall be permitted on a bases mutually agreed between Manufacturer and Distributor to return unused Product to Manufacturer for a credit.

            5.3 Shipment, Delivery and Title. All Product will be tendered and shipped F.O.B. Manufacturer's plant in Massachusetts, may be so tendered in several lots, and, unless otherwise instructed by Distributor, shall be drop-shipped to Distributor's customer in accordance with Manufacturer's usual practices (generally by Federal Express next-day service, where available). Shipments will be freight prepaid with the cost of shipping added to the price of the relevant Product. In cases where Distributor, for any reason, requests deliveries of Product on a basis that is not in conformity with Manufacturer's usual practices, Distributor shall be responsible for all additional costs associated with meeting Distributor's required delivery schedule. Distributor will obtain all-risks insurance for all shipments at the Distributor's sole expense in the amount of the purchase price of the relevant Product. Manufacturer will not be deemed to assume any liability in connection with any shipment because of the selection of a carrier or its failure to obtain insurance. Title and risk of loss or damage to Product will pass to the Distributor's customer when delivery is made to the possession of the carrier.

            * All prices are F.O.B. Manufacturer's factory, warehouse or other point of shipment by Manufacturer. Manufacturer reserves the right to correct all typographical and clerical errors which may be present in the prices or specifications contained in any list or invoice. The actual price charged by Distributor to its customers for Products shall be set by Distributor in its sole discretion.


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                       *Confidential Treatment Requested

            5.5 Taxes and Governmental Charges. Prices do not include any taxes or other governmental charges, including, without limitation, value-added, sales, use or privileges taxes, or excise or similar taxes levied by any government, now or hereafter enacted. In Manufacturer's discretion, any such taxes and charges may be added to the price for any Product or may be billed separately. The Distributor will, in any event, pay all such taxes and charges, on or before their due dates. In the event Manufacturer is required at any time to pay any such tax or charge, the Distributor will reimburse Manufacturer therefor promptly on demand.

            5.6 Terms of Payment. Provided that Distributor remains up-to-date in its payment obligations and maintains an acceptable credit history, for purchases of Product up to and including the minimum purchase commitments set forth in Exhibit A, * Manufacturer will invoice Distributor as appropriate. All payments by Distributor shall be made in United States Dollars and shall be paid fully net, without set-off, deduction or counterclaim. Payment shall be by wire transfer to Manufacturer's account at a commercial bank Manufacturer shall designate. Distributor understands that, given the continuous nature of customer orders, Manufacturer may from time to time calculate an invoice amount based on a customer monthly sales volume assumption that proves to be incorrect. In such case, the invoice shall, at Manufacturer's discretion, be adjusted or the adjustment shall be made on the next invoice.

            5.7 Late Charges. If the Distributor fails to pay the price or any other payment due to Manufacturer promptly and when due, Manufacturer may recover, in addition to the price or payment, interest thereon at a rate equal to the lesser of 1-1/2% per month and the maximum rate of interest allowable under applicable law.

            5.8 Distributor's Customers. Distributor shall be solely responsible for invoicing its customers, collecting and paying sales taxes (if applicable), for customer credit, and for collection of payments for Product from its customers and shall bear all credit risk with respect to customer non-payment.

            5.9 Packing. Manufacturer will provide standard non-sterile packaging and packing as required by regulations, and the cost of such standard packaging and packing, as actually incurred by Manufacturer, shall be paid by Manufacturer and included in the price of the Product. The parties may agree to non-standard packaging and packing in which case the cost of such non-standard packaging and packing, as actually incurred by Manufacturer, shall be paid by the Distributor.

             5.10 Specifications. Manufacturer may modify the specifications of any Product furnished under any order or contract, provided the modifications do not adversely affect


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the performance of the Product. In addition, Manufacturer may furnish suitable substitutes for materials unobtainable because of priorities or regulations established by government authority or nonavailability of materials from suppliers.

      6. Sales Outside of Territory. Distributor shall advertise the Product only in the Territory and shall not maintain branch offices, salesmen, or representatives for the sale of the Product outside of the Territory, without Manufacturer's prior written consent, which Manufacturer may withhold for any reason. Distributor shall promptly transmit to Manufacturer any inquiries it shall receive concerning the Product, whether (a) from outside the Territory or
(b) from within the Territory if the inquiry relates to a use of any Product outside the Territory. Provided that neither Manufacturer nor another distributor or sales agent is servicing the region outside the Territory to which such inquiry relates, that Manufacturer has the appropriate licenses and other governmental approvals necessary to sell the Product in such region, that Distributor is prepared to comply with Section 10 hereof, and that Manufacturer otherwise deems it appropriate that such extra-territorial sale be made, Manufacturer expects that it will permit Distributor to make such extra-territorial sale if Distributor so wishes, provided that Manufacturer's permission must be in writing and may be granted or withheld in Manufacturer's sole discretion.

      7. Limitation of Warranties and Remedies.

            7.1 Limited Warranty. Manufacturer represents and warrants that Manufacturer shall pass to Distributor good and marketable title to the Product free and clear of all liens, claims, options, changes, security interests, encumbrances and restrictions of any kind. Manufacturer warrants to the Distributor that each Product manufactured and sold by it will be newly manufactured within Manufacturer's normal course of production, conform to the Specifications when delivered to Distributor, be free from defects in materials and workmanship and have passed tests required by the Manufacturer's FDA 510(k), will meet applicable requirements of law, including, without limitations, FDA requirements and the Commonwealth of Massachusetts Sealed Source requirements for the Product. If any Product covered by this warranty is returned to the original shipping point, transportation charges prepaid, within the applicable warranty period set forth above and upon examination Manufacturer determines to its satisfaction that such Product was defective in material or workmanship at the time of delivery to the Distributor, Manufacturer will, at its option, replace the Product or refund the original purchase price of the Product to the Distributor and any transportation charges incurred in connection with the return of the Product. The foregoing notwithstanding, Manufacturer will not be responsible for damage to any product or person resulting from misuse, negligence or accident or resulting from misrepresentations about the Product or alterations to the Product, the labeling, or the instructions for use provided therewith made by any person or firm not duly authorized by Manufacturer in writing. Each Product distributed to end users will be subject to the MANUFACTURER'S LIMITED WARRANTY included by Manufacturer with such


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Product. Distributor shall process warranty requests by end users as set forth in Section 1.4(b), and, if Manufacturer determines that the appropriate remedy for a defective Product is refund of Distributor's purchase price, refund to the end user (or arrange for the refund to the end user of) the full purchase price paid by the end user to Distributor for such defective Product. For purposes of this Agreement, "Specifications" shall mean the specifications set forth in Manufacturer's FDA 510(k).

            7.2 No Implied Warranties. THE WARRANTIES GIVEN IN THIS AGREEMENT ARE THE ONLY WARRANTIES GIVEN BY THE MANUFACTURER WITH RESPECT TO THE PRODUCT AND ARE GIVEN IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE. DISTRIBUTOR'S EXCLUSIVE REMEDIES, AND MANUFACTURER'S SOLE LIABILITY, FOR ANY NONCONFORMITY OR DEFECT IN ANY PRODUCT SHALL BE THOSE EXPRESSED HEREIN.

            7.3 No Additional Warranties. The Distributor shall make no representation or warranty concerning the quality, performance or other characteristics of the Product other than those which are consistent in all respects with, and do not expand the scope of, the warranties of Manufacturer set forth in this Agreement.

      8. Limitation of Liability. An essential purpose of the limited exclusive liabilities and remedies in this Agreement is allocation of risks between Manufacturer and Distributor, which allocation of risks is reflected in the purchase price for the Product. UNDER NO CIRCUMSTANCES SHALL MANUFACTURER'S OR DISTRIBUTOR'S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR MANUFACTURER'S PERFORMANCE OR ASSERTED FAILURE TO PERFORM HEREUNDER, IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE PURCHASE PRICE OF THE PRODUCT TO WHICH SUCH LIABILITY RELATES, EXCEPT FOR LIABILITY ARISING UNDER
SECTION 12 OF THIS AGREEMENT. IN NO EVENT SHALL MANUFACTURER OR DISTRIBUTOR BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES RESULTING FROM LOSS OF USE, PROFITS, BUSINESS OR GOODWILL, WHETHER OR NOT MANUFACTURER OR DISTRIBUTOR HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

      9. Protection of Proprietary Data.

            9.1 Proprietary Data. The term "Proprietary Data", as used in this Agreement, shall mean information and data in written, graphic, machine-readable or machine-executable form (or in oral form if such information and data is provided by Manufacturer to Distributor


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during the course of consultation or training sessions) which is received by
Distributor from Manufacturer and is identified as being proprietary or confidential, or which is not generally known or available to others in the trade and about which Distributor may learn during the term of this Agreement. "Proprietary Data" shall include, without limitation, all technical manuals relating to the Product, and all know-how and technology required to utilize the Product and such manuals including any of the foregoing information, including, without limitation, instructions for use of the Product and product specifications, and all inventions, developments, specifications, methods, supply sources, customer lists, financial and cost information, marketing plans, manufacturing methods, processes or techniques, treatments and compositions of materials, plant layout and tooling, technical and engineering data, methods and reports, and other intellectual property relating to the Product or the business of Manufacturer which are not generally known or available to others in the trade.

            9.2 Non-Disclosure. Distributor shall (a) hold strictly confidential all Proprietary Data, (b) limit use of and access to all Proprietary Data to such of Distributor's employees, agents and independent contractors as must have such access for the efficient operation of Distributor's business, (c) use such Proprietary Data only in connection with the sale and service of the Product under this Agreement and (d) take all such actions, including, without limitation, instituting legal proceedings and requiring all persons having access to Proprietary Data by or through Distributor to enter into non-disclosure agreements, necessary to prevent disclosure or publication of any of the Proprietary Data by Distributor's present and former employees, agents and independent contractors. Distributor shall provide to Manufacturer such information and data, and permit Manufacturer to review and copy all such agreements, as Manufacturer shall reasonably request in connection with any investigation of compliance with Distributor's foregoing obligation of confidentiality.

            9.3 Reproduction of Notices. Distributor shall reproduce and include Manufacturer's patent, copyright, trademark and proprietary data notices with any copies (in whole or in part) of any Proprietary Data in any form, including, without limitation, any Product or related material.

            9.4 Return of Proprietary Data. Upon termination of this Agreement, Distributor shall return to Manufacturer all Proprietary Data and shall provide to Manufacturer a certificate, executed by Distributor's chief executive officer, to the effect that all documents and materials containing Proprietary Data have been returned or destroyed.

            9.5 Confidential Information of Distributor. Distributor acknowledges and agrees that Manufacturer is in the business of developing new applications, new fields of use and new customers for its products and technology. To insure that Manufacturer is not constrained in its future activities, Manufacturer does not wish to receive and Distributor agrees not to provide Manufacturer with any information that Distributor deems confidential. In the event that


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Distributor wishes to share its confidential information with Manufacturer,
Distributor shall describe the general nature of such information to Manufacturer and, if Manufacturer wants access to such information, the parties shall negotiate in good faith a confidentiality and non-disclosure agreement that pertains specifically to such information.

      10. Export; Compliance With Laws. Distributor acknowledges and agrees that this Agreement does not authorize Distributor to sell Product outside the Territory. In the event that Manufacturer in the future authorizes Distributor to sell Product outside the Territory pursuant to Section 6 hereof, Distributor shall comply with all applicable laws within and without the Territory, including, without limitation, the export control laws of the United States and prevailing regulations which may be issued from time to time by the United States government concerning the exporting, importing and reexporting of the Product and the direct Product thereof. Without limiting the generality of the foregoing, Distributor agrees that it shall not export or re-export any Product or the direct product thereof without the prior written approval of Manufacturer, which approval may be granted or denied in Manufacturer's sole discretion. Distributor acknowledges that shipments of the Product are subject to the export laws of the United States and that such laws could delay or preclude delivery of Product in the future. Distributor shall also comply with the United States Foreign Corrupt Practices Act, and shall indemnify the Manufacturer from any failure to comply or violation of such Act by Distributor. Distributor shall, at its sole cost and expense, obtain and maintain in effect all permits, licenses and other consents necessary to the conduct of its activities hereunder.

      11. Distributor's Line of Products; Non-competition. From time to time on request by Manufacturer, Distributor shall furnish Manufacturer with a list containing the name and address of each manufacturer for whom Distributor is acting as a representative, dealer, distributor or sales agent, and of the name and description of all products of such manufacturer which Distributor currently sells or markets. Distributor agrees that, during the term of this Agreement, it will not purchase, market, sell, or offer for sale any product that is competitive with the Product or assist any third party in doing any of the foregoing.

      12. Indemnification.

            12.1 Mutual Indemnification. If notified promptly in writing and given sole control of the defense and all related settlement negotiations, a party shall indemnify and hold harmless the other party and its officers, directors, agents, employees, affiliates, representatives, successors, and assigns from and against all losses, liabilities, costs and expenses (including, without limitation, attorneys' fees) arising out of or in connection with the indemnifying party's negligent or intentionally wrongful acts or omissions pertaining to the Product and their respective duties under this Agreement.


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            12.2 Intellectual Property Indemnification. If notified promptly in writing and given sole control of the defense and all related settlement negotiations, Manufacturer will defend Distributor against any claim based on an allegation that a Product supplied hereunder or the Marks licensed pursuant to
Section 2 hereof infringe a U.S. or applicable foreign (within the Territory) patent, copyright or trademark. Manufacturer will pay any resulting costs, damages and attorney's fees finally awarded against Distributor by a court with respect to any such claims. The foregoing obligation of Manufacturer does not apply with respect to Product or portions or components thereof (i) made in whole or in part in accordance with Distributor specifications, (ii) which are modified by Distributor or Distributor's customer after shipment by Manufacturer, if the alleged infringement relates to such modification, (iii) combined by Distributor or Distributor's customer with other products, processes or materials where the alleged infringement relates to such combination, (iv) where Distributor continues the allegedly infringing activity after being notified thereof and after being informed of actions that would have avoided the alleged infringement, or (v) where the alleged use of the Product is not strictly in accordance with instructions provided with the Product. If the Product, or the operation thereof, becomes, or in Manufacturer's opinion are likely to become, the subject of such a claim, Distributor will obtain authorization for Manufacturer, at Manufacturer's option and expense, either to procure the right for Distributor's customers to continue using such Product, or replace the Product so that they become non-infringing. If neither of the foregoing alternatives is available on terms that Manufacturer in its sole discretion deems reasonable, all orders for the Product will be canceled and, Manufacturer will authorize Distributor's customers to return, at Manufacturer's expense, such Product on written request to Manufacturer. Manufacturer will grant Distributor a credit equal to the prices paid by Distributor for such returned Product, provided that such returned Product is in an undamaged condition. The foregoing obligation of Manufacturer does not apply with respect to any Mark used by Distributor after Manufacturer has terminated the license granted in Section 2 hereof with respect to such Mark. Manufacturer may terminate the trademark license granted in Section 2 with respect to any Mark in the Territory or in any portion thereof by providing written notice of such termination to Distributor, provided that Manufacturer provides such notice to all similarly situated distributors and ceases its own use of such Mark to the same extent that it requires Distributor to cease such use. This Section 12.2 sets forth Distributor's sole and exclusive remedies and Manufacturer's entire liability with respect to intellectual property infringement. Manufacturer shall have no obligation to Distributor for any suit or other action brought by a third party with respect to the Product or marks beyond that stated in this
Section 12.

      13. Duration of Agreement; Initial Term. This Agreement shall become effective as of the date first above written upon its execution by both parties hereto by their authorized representatives and, unless terminated as provided elsewhere in this Agreement, shall remain in effect for an initial term of thirty-six (36) months from the receipt by Manufacturer of Distributor's first order of Product (which shall occur no later than ninety (90) days following notification that Manufacturer is ready to deliver Product). This Agreement may be extended for


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                       *Confidential Treatment Requested

one or more additional terms of two (2) years each by notice in writing to the Manufacturer from Distributor at least 120 days prior to the expiration of the then-current term of the Agreement, *

14.   Termination of Agreement.

            14.1 Termination. Distributor and Manufacturer shall each have the right to terminate this Agreement upon the giving of at least 120 days prior written notice to the other party in the event of a material breach by the other party of any provision of the Agreement, provided that the party asserting such breach specifies by written notice in reasonable detail the nature of such breach; further provided that the party asserted to be in breach shall have fifteen business days to correct the alleged breach from the date of such notice. If such alleged breach is not so corrected, then this Agreement shall terminate in accordance with such notice of termination. Manufacturer shall have the right to terminate this Agreement pursuant to Section 1.1 and Section 1.2 hereof. The Agreement may also be terminated by a party who is deprived of the benefits of the Agreement by the non-performance of the other party as a result of a Force Majeure Event that lasts for a period of more than 120 days Upon any termination of this Agreement other than pursuant to a breach by Distributor or termination of Distributor for the reasons set forth in Section 14.2, Manufacturer shall continue to supply Product to Distributor's customers with respect to which Distributor has a contractual obligation to supply Products which obligation continues beyond the effective date of termination, provided that Manufacturer's obligation to supply such Products to Distributor's customer shall terminate no later than the earlier of (a) one (1) year from the effective date of termination of this Agreement or (b) one (1) year from the commencement date of Distributor's supply agreement with its customer; further provided that this post-termination supply obligation shall not apply to any agreement between Distributor and a customer that was entered into after receipt by Distributor of Manufacturer's written notice of its intent to terminate this Agreement.

            14.2 Bankruptcy, etc. Either party upon written notice to the other party may terminate this Agreement at any time in the event the other party shall make an assignment or trust mortgage for the benefit of its creditors, or shall file a voluntary petition under the bankruptcy, reorganization, insolvency or similar laws of any jurisdiction to which it is subject, or shall suffer an involuntary petition under such laws to be filed against it, or shall be


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adjudicated bankrupt or insolvent, or have an order for relief in bankruptcy entered concerning it, under the laws of any jurisdiction to which it is subject.

            14.3 No Indemnity for Termination or Expiration. Distributor acknowledges that this Agreement is for a limited period only. The expiration or termination of this Agreement at the end of the original term or any renewal term shall not give rise to the payment of any indemnity, compensation or damages whatsoever by either party to the other. Without limiting the generality of the foregoing, Distributor agrees that the expiration of this Agreement or the termination of this Agreement by either party shall not entitle Distributor to any termination or severance compensation or to any payment in respect of any goodwill established by Distributor during the initial term of this Agreement, or any renewals hereof, or render Manufacturer liable for damages on account of the loss of prospective profits or on account of any expenditure, investment or obligation incurred or made by Distributor. Distributor further agrees to make every effort to minimize its costs and expenses related to this Agreement in the event this Agreement is terminated or not extended for an additional term.

            14.4 Discontinuance of Use of Marks. Upon and following any expiration or termination of this Agreement in accordance with its terms for any reason, Distributor shall immediately cease holding itself out as an authorized distributor for Manufacturer and shall cease using the Marks and any and all trade names and brand names owned by or associated with the Manufacturer.

      15. Notices. Any notice or other communication in connection with this Agreement shall be in writing and shall be deemed to be duly delivered if sent to the address first set forth above (or to such other address as the addressee shall have specified in a notice actually received by the addressor), Attention:
President; and if sent by certified or registered mail, postage prepaid, return receipt requested, or by DHL or other express courier service., .

      16.   General.

            16.1 Arbitration. In the event a dispute should arise between the parties with respect to whether either party has performed its obligations hereunder, the parties agree to use their best efforts to resolve such dispute through good faith discussions, recognizing their mutual interests. If such dispute is not resolved within fifteen (15) days of when the dispute arose, except as otherwise set forth in this Section 16.1 and except for any differences, disputes or claims that may arise out of or in connection with Distributor's covenants and agreements in Section 9 hereof and for which Manufacturer shall seek equitable relief, all differences, disputes or claims arising out of or in connection with this Agreement or any transaction or occurrence contemplated hereby shall be finally settled under the Arbitration Rules of the American Arbitration Association in Boston, Massachusetts, by a panel of three arbitrators. Within fifteen


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                       *Confidential Treatment Requested.

(15) days of the date of filing for arbitration by either party, each party shall select one arbitrator, and within fifteen (15) days of their selection, the two arbitrators so selected shall select a third neutral arbitrator. The arbitration hearing shall occur within thirty (30) days of the selection of the panel of arbitrators. All decisions shall be made by a majority of the arbitrators, and the parties shall request that they render their decision within thirty (30) days of the completion of the hearing. The arbitration decision shall be in writing, shall be binding on both parties, and shall be unappealable. All costs of the arbitration shall be borne by the losing party, provided, however, that each party shall bear the expense of its own counsel, experts and witnesses. The arbitrators shall not be empowered to award punitive or multiple damages. The arbitrators' award, which may include an award of damages, may be entered in any court having jurisdiction.

            16.2 Force Majeure. In the event that, from time-to-time during the term of this Agreement, orders submitted by Distributor and other persons for Product manufactured by Manufacturer exceed Manufacturer's capacity to fill all such orders in accordance with the terms and conditions of this Agreement (an "Overutilization Period"), Manufacturer agrees to allocate to Distributor at least * of its manufactured Product during the duration of the Overutilization Period. Neither party shall be responsible for and the terms of this Agreement shall be inapplicable to any defaults or delays (other than payment defaults or delays) which are due to unforeseen causes beyond such party's control when acting in good faith and with due diligence (each, a "Force Majeure Event"), including, without limitation, the following, to the extent beyond the reasonable control of the defaulting or delaying party seeking relief under this provision: occurrence of any war and war measures (whether an actual declaration thereof is made or not), sabotage, insurrection, riot or other act of civil disobedience, act of a public enemy, force majeure, flood, storm or other acts of God, acts of public authorities or courts, government orders and requirements, strikes, lockouts, fires, explosions, natural disasters, shortages of labor, fuel, raw materials or machinery or failures or delays of suppliers or carriers. In the event that a Force Majeure Event is likely to result in any failure or delay in the performance of such party's (an "Affected Party") obligations under this Agreement, the Affected Party shall promptly inform the other party (the "Nonaffected Party") of the occurrence of such Force Majeure by telefax and confirm the same by written notice to the Nonaffected Party delivered by registered letter (return receipt requested) to the address of the Nonaffected Party first set forth above.

            The Affected Party shall, following the occurrence of any Force Majeure Event, thereafter undertake to use its best efforts to cure or remove the Force Majeure Event as promptly as possible and limit damages to the Nonaffected Party resulting from such Force Majeure Event as far as reasonably possible, provided, that, neither party shall be liable for any cost, expense, loss or other damages incurred by the other party by reason of any failure or delay in performance under this Agreement occasioned by the occurrence of a Force Majeure Event; provided, further that, Distributor shall in all circumstances during the occurrence of a Force


                                      -15-
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                       *Confidential Treatment Requested.

Majeure Event receive at least * of Manufacturer's output of Product up to the amount ordered from time-to-time pursuant to Non-Cancelable Orders.

            Declaration of a Force Majeure Event by Manufacturer that affects the amount of Product shipped under Distributor's orders shall at Distributor's option suspend Distributor's obligations and the rights of Manufacturer under this Agreement relating to minimum weekly purchase amounts for all purposes (including any obligations to purchase the Weekly Minimum Amounts, Weekly Exclusivity Amounts and any rights of Manufacturer to terminate, fail to renew or render non-exclusive this Agreement) for so long as such Force Majeure Event remains in effect and for so long as the effects of such Force Majeure Event are reflected in the marketplace, at the conclusion of which period such rights and obligations shall recommence and the dates and deadlines set forth in this Agreement shall be extended accordingly.

            Notwithstanding the foregoing, in no event shall the occurrence of a Force Majeure Event excuse the timely payment of monies owed pursuant to this Agreement.

            16.3 Construction of Agreement; Language. This Agreement shall be governed by, and construed and enforced in accordance with, and the relations of the parties shall be determined in accordance with, the substantive laws of The Commonwealth of Massachusetts without regard to its principles of conflicts of laws.

            16.4. Survival of Provisions. Distributor agrees that the provisions of Sections 7, 8, 9, 10, 12, the last sentence of 14.1, 14.3, 14.4, 15 and 16 shall survive the expiration or earlier termination of this Agreement for any reason.

            16.5 Prior Agreements. This Agreement (including, without limitation, the Exhibits hereto) contains the entire agreement between the parties concerning the subject hereof and supersedes all prior agreements and understandings, written or oral, between them concerning such subject matter.

            16.6 Non-Waiver and Amendment. This Agreement and the warranties, representations and agreements contained herein may not be waived, modified or amended, in whole or in part, except by written agreement executed by authorized officers of the two parties, and no course of dealing or failure or delay by Manufacturer shall constitute a waiver hereunder.

            16.7 Severability. In the event that any provision of this Agreement shall be determined to be unenforceable by any court of competent jurisdiction by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend over a maximum period of time, geographic area or range of activities as to which it may be enforceable. If any provision of this Agreement or any part thereof shall be found to be invalid, illegal or otherwise unenforceable by a court of


                                      -16-
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                       * Confidential treatment requested

competent jurisdiction, such provision shall to such extent be deemed null and void and severed from this Agreement, and the remainder of the Agreement shall remain in full force and effect.

      16.8 ASSIGNMENT, ACQUISITION AND BENEFITS. Neither this Agreement nor any interest in it shall be assigned directly or indirectly by either party without the prior written consent of the other party, which consent may be withheld for any reason. Notwithstanding the foregoing, in the event that the Manufacturer is acquired, either through merger of acquisition of all of its equity or substantially all of its assets by a third party, this Agreement may be assigned by Manufacturer to its successor without the requirement of obtaining Distributor's consent to such assignment. In the event of such a transaction, Distributor, at its sole option, may require that this Agreement be assigned to Manufacturer's successor in which case Manufacturer's successor shall agree in writing to be bound by this Agreement and shall assume all of Manufacturer's obligations hereunder and Manufacturer (if it survives such transaction) shall be released from this Agreement and shall have no rights or obligations hereunder. Subject to the foregoing provisions of this Section 16.8 this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns.

      IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as a contract under seal as of the date first above written.


MED-TEC IOWA, INC.                    IMPLANT SCIENCES CORPORATION:


By: /s/ Michael J. Richards          By: /s/ Anthony J. Armini
   -------------------------            ---------------------------------------
      Michael J. Richards                         Anthony J. Armini
   Its Chairman of the Board          Its President and Chief Executive Officer


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                                    EXHIBIT A

            Minimum Purchases; Seed Ramp Up Plan; Production Capacity

* Confidential Treatment Requested

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* Confidential Treatment Requested

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                                    EXHIBIT B

                                 Price Schedule

* Confidential Treatment Requested

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                                    EXHIBIT C

                                   Trademarks



I-Plant

Implant Sciences


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